EXHIBIT 24

CONSENT OF GRANT THORNTON LLP

We have issued our report dated October 15, 2002, accompanying the consolidated financial statements and schedule included in the annual report of Insteel Industries, Inc. on Form 10-K for the year ended September 28, 2002. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Insteel Industries, Inc. on Forms S-8 (File No. 33-61887, effective September 5, 1995, File No. 33-61889, effective September 5, 1995, File No. 333-48011, effective March 16, 1998, and File No. 333-30934, effective February 23, 2000).

GRANT THORNTON LLP

Greensboro, North Carolina
December 18, 2002.